Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Media Contact Lisa Chapman Office 208-384-6552	Investor Relations Contact Wayne Rancourt Office 208-384-6073

For Immediate Release: April 6, 2020
BOISE CASCADE PROVIDES COVID-19 BUSINESS UPDATE

BOISE, Idaho - Boise Cascade Company (“Boise Cascade” or the “Company”) (NYSE: BCC) today announced steps it is taking in response to rapidly evolving market conditions and economic uncertainties surrounding the impact of COVID-19.

“Consistent with our core values, our focus and commitment remain with the health and safety of our associates, followed by business continuity,” said Nate Jorgensen, CEO. “We have implemented many measures in response to COVID-19, which are described on our website. Our Company is an essential link in the construction industry’s supply chain. However, we are seeing changes in a number of markets, which is impacting our customers and the markets they serve thus prompting adjustments in our business.”

“We are operating from a strong financial position, but we are taking necessary actions to reduce our production levels and costs in other parts of the Company in response to what we expect to be a significant decline in market demand over the next several months,” continued Jorgensen. “We are firmly committed to serving our customers, while taking steps to protect the well-being of our associates. We believe this will help ensure our business continues to generate value for our stakeholders well beyond this crisis.”

Given the current outlook and with sufficient inventory on hand, Boise Cascade’s Wood Products division has implemented changes to reduce the volume of plywood and engineered wood products (EWP) it will produce in the coming weeks. The Company is planning reductions in plywood production of 25-35% and in EWP volumes of 20-40% depending on location, in comparison to first quarter levels. The reductions in production are expected to be implemented through a combination of periodic curtailments and reductions in operating schedules at specific facilities.

Boise Cascade’s Building Materials Distribution division will likely experience reduced sales and earnings as a result of COVID-19, which will vary by geography and branch location.

Balance Sheet and Liquidity

The Company reported cash of $285 million at December 31, 2019, and as expected used cash in first quarter for working capital increases, including accounts receivable, inventories, payment of accrued employee incentive compensation, customer sales incentives and similar items. The Company expects to report cash in excess of $200 million as of March 31, 2020.

On March 13, 2020, the Company negotiated an extension of its $350 million revolving credit agreement and the related $50 million term loan. As of March 31, 2020, the Company had availability under the revolving credit agreement in excess of $340 million and has no debt maturities prior to 2024.

Boise Cascade has reduced its planned capital spending for 2020 from its previously expected range of $85-to-$95 million to $50-to-$70 million. The Company is also closely scrutinizing all discretionary spending in response to the COVID-19 impact.

“With the commitment and resilience of our 6,000+ associates, I remain confident that we are well positioned to weather the impacts of the pandemic and we will come through this as an even stronger organization,” said Jorgensen.

The Company expects to provide additional details during its first quarter earnings call, which is scheduled for May 8 at 11:00 a.m. Eastern Time.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company's expectations concerning the effects of the COVID-19 epidemic on the company’s future operations and balance sheet. All forward-looking statements speak only as of the date hereof, are based on current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These statements generally are identified by words such as “expects,” “plans,” “will,” “believes” and similar expressions. These forward-looking statements are not guarantees of future performance or historical facts, but are only statements based on our current expectations and assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties related to the COVID-19 pandemic and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects; risks and uncertainties described in our 2019 Annual Report on Form 10-K and other reports that we file from time to time with the Securities and Exchange Commission including the risk of impairment of long-lived assets due to the severity of the COVID-19 impact on the economy should it continue unabated; and other possible risks and uncertainties not described in any of the foregoing. It is not possible to predict or identify all such risks and uncertainties and, consequently, you should not consider or interpret any description thereof to be a complete set of all potential risks or uncertainties. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. The company undertakes no obligation to update these forward-looking statements after the date of this news release.